Exhibit 99


             Dollar General Announces 2005 Fourth Quarter
               and Fiscal Year Results and 2006 Outlook


    GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--March 21, 2006--Dollar General Corporation (NYSE: DG) today reported sales and earnings for the quarter and fiscal year ended February 3, 2006 ("fiscal 2005"). Fiscal 2005 was a 53-week year, including 14 weeks in the fourth quarter. Except for the calculation of same-store sales, all comparisons are based on a 53-week year or 14-week quarter in 2005 compared to a 52-week year or 13-week quarter in fiscal 2004, which ended January 28, 2005. Calculations of quarterly and annual same-store sales are based on comparable weeks and therefore exclude the extra week in fiscal 2005.
    Net sales in fiscal 2005 were $8.58 billion, an increase of 12.0 percent over fiscal 2004. The net sales increase for the year was due to the opening of additional net new stores, a 2.0 percent increase in same-store sales, and the impact of the additional week. Net income for fiscal 2005 increased to $350.2 million, or $1.08 per share, from $344.2 million, or $1.04 per share, in fiscal 2004.
    During 2005, the Company incurred significant losses caused by Hurricane Katrina, which occurred in late August. These losses included damaged inventory, store fixtures and leasehold improvements, as well as business interruption resulting from store closings. The Company's current claim for losses from the hurricane is approximately $23 million (net of a $2 million deductible). Proceeds of $8 million relating to this claim were received and recorded by the Company in fiscal 2005, including $6 million recorded in the third quarter and $2 million recorded in the fourth quarter. Until recently, the Company anticipated that it would be able to substantially close out the remainder of this claim in fourth quarter 2005. However, the Company was not able to complete a settlement with the insurance carrier in the fourth quarter and currently anticipates recording additional proceeds in the first half of 2006.
    Gross profit for fiscal 2005 was $2.46 billion, or 28.7 percent of net sales, compared with $2.26 billion, or 29.5 percent of net sales, in 2004. The decline in gross profit as a percent of sales was due to a number of factors, including lower sales, as a percentage of total sales, in the Company's seasonal, home products and basic clothing categories; increased markdowns primarily as a result of the Company's initiative to reduce older inventory levels; higher transportation expenses primarily resulting from higher fuel costs; an increase in the Company's inventory shrink rate; and an unfavorable impact resulting from the change in the number of departments the Company uses to account for inventories under the retail inventory method ("RIM"). The net impact for the year of the RIM change was greater than expected. These factors were partially offset by higher average mark-ups on beginning inventory in the 2005 period.
    Selling, general and administrative ("SG&A") expenses for fiscal 2005 were $1.90 billion, or 22.2 percent of sales, compared with $1.71 billion, or 22.3 percent of sales, in 2004. Decreases, as a percentage of sales, in employee incentive compensation expense based upon the Company's fiscal 2005 financial performance; lower health benefits expense resulting from decreased claims costs and a downward revision in claim lag assumptions; and a reduction in professional fees, primarily due to the reduction from the 2004 period of consulting fees associated with the EZstore project and Sarbanes-Oxley compliance efforts, were partially offset by higher rental costs and utilities expenses as a percent to sales. Store labor expense, as a percent of sales, decreased slightly for the year even after experiencing lower same-store sales in the fourth quarter.
    Interest expense, net of interest income, in 2005 was $17.2 million compared to $22.2 million in fiscal 2004.
    For the 2005 fiscal year, the Company's income tax rate was 35.7 percent compared to 35.6 percent in fiscal 2004. The tax rate in each of these years was lower than the Company's expected ongoing tax rate due primarily to various tax credits and necessary adjustments to the Company's tax liability reserves.

    Fourth Quarter

    Net income for the 2005 fourth quarter was $145.3 million, or $0.46 per share, compared to $133.9 million, or $0.41 per share, in the fourth quarter of fiscal 2004.
    Net sales were $2.48 billion, an increase of 12.9 percent over the fourth quarter of fiscal 2004. The net sales increase for the quarter was due to the opening of additional net new stores and the additional week, partially offset by a 1.6 percent decrease in same-store sales, calculated excluding the fourteenth week of the fiscal 2005 period. In addition to the continued economic pressures on the Company's core lower and fixed income customers and aggressive marketing and promotional activities of other retailers, particularly in the fourth quarter, the Company believes that, to some extent, fourth quarter sales were negatively impacted by initiatives to lower levels of older inventory, particularly in the Company's seasonal, home and apparel categories.
    Gross profit during the quarter was $730.9 million or 29.5 percent of sales, versus $660.0 million, or 30.0 percent of sales, in the prior year quarter. The decrease in the gross profit rate is primarily attributable to: increased markdowns as a result of the Company's initiative to reduce older inventory levels; lower mark-ups on receipts in the quarter; higher transportation expenses primarily attributable to increased fuel costs; and increased inventory shrink. These factors were partially offset by a favorable impact of the RIM change and higher average mark-ups on beginning inventory in the 2005 period as compared with the 2004 period. The favorable impact of the RIM change in the quarter was approximately $3 million less than the Company had previously anticipated due to a less favorable sales mix.
    SG&A expenses for the quarter were $498.7 million, or 20.1 percent of sales, in fiscal 2005, versus $439.6 million, or 20.0 percent of sales, in the fiscal 2004 quarter. Higher utilities expenses and store labor, as a percent to sales, were offset by lower employee incentive compensation expense based upon the Company's fiscal 2005 financial performance, and lower health benefits expense resulting in part from decreased claims costs as a percent of sales.

    Balance Sheet and Cash Flow

    Total merchandise inventories at the end of the 2005 fiscal year were $1.47 billion compared to $1.38 billion at the end of fiscal 2004, a seven percent increase in overall inventories, but a one percent decrease on a per-store basis. Annual inventory turns improved to 4.2 times in 2005, including the 53rd week, from 4.0 times in 2004. In 2005, the Company made substantial progress on its initiatives to minimize seasonal inventory carried forward to the following year and continues to aggressively identify, evaluate, merchandise and markdown older inventory.
    Capital expenditures, including capital leases, for 2005, totaled $303.1 million. During the year, the Company opened 734 new stores, including 29 Dollar General Markets. In addition, in fiscal 2005 the Company completed the construction of its eighth distribution center in Jonesville, South Carolina and began construction of its ninth distribution center in Marion, Indiana.
    During the year, the Company repurchased approximately 15.0 million shares of its common stock for $297.6 million including the remaining 9.5 million shares authorized under its 10 million share repurchase authorization that expired on November 30, 2005, and 5.5 million shares purchased under its current 10 million share authorization that expires September 30, 2006. There are now approximately 4.5 million shares remaining under the current authorization.

    2006 Outlook

    The Company expects diluted earnings per share ("EPS") of between $1.14 and $1.21 for fiscal 2006, including a charge of approximately $0.01 per share relating to the expensing of stock options as required by Statement of Financial Accounting Standard No. 123R, "Share-Based Payments." The Company expects an effective income tax rate for the year of approximately 37 percent. The Company anticipates the first half of fiscal 2006 to be more difficult than the latter half due to the time needed for new merchandising initiatives to have an impact, in addition to a comparison to higher same-store sales in the first half of 2005.
    For the first quarter of 2006, the Company expects EPS to be between $0.15 and $0.18, excluding the potential effect of proceeds from the hurricane-related insurance claim. The Company expects to incur significant expenses in the quarter related to advertising and planogram changes, particularly in the housewares, pet supplies, domestics, hardware, automotive and paper products areas. Markdowns are also expected to be high in the quarter due to the Company's promotional efforts and the continued reduction of older seasonal and apparel inventory.
    In 2006, Dollar General plans to spend approximately $375 million on capital expenditures.
    The following are highlights of the Company's more significant operating initiatives for 2006:

    -- Improvement in sales performance of same-stores and new stores through new merchandise additions, improved in-store presentation, and heightened promotional energy aimed at increasing customer traffic and average customer ticket. The Company plans to strengthen its "treasure hunt" offering and to execute a variety of new marketing, promotional and/or advertising strategies. The Company will also implement a new store floor plan in all new stores, emphasizing improved merchandising adjacencies, operational efficiencies and customer service, and will continue efforts referred to as "Project Gold Standard" begun in 2005 to improve the shopability and financial performance of existing stores;

    --  Further development of the Dollar General Market concept;

    -- Continued investment in EZstore, further reducing store labor and related costs, with the goal of completing the rollout by the end of 2006;

    -- Increased efforts to control inventory shrink in the stores, which remains above acceptable levels as a percentage of sales;

    -- Opening a minimum of 800 new traditional Dollar General stores, while continuing to pursue further geographical expansion, with increased emphasis on site selection, approval processes, and lowering rent as a percentage of sales in new and existing stores; and

    -- Continued investment in the Company's infrastructure, including increasing global sourcing, further developing our information technology capabilities, and opening the Company's ninth distribution center thereby expanding distribution capacity.

    Conference Call

    The Company will host a conference call on Tuesday, March 21, 2006, at 10 a.m. EST to discuss the year's results and the outlook for 2006. If you wish to participate, please call (334) 260-2280 at least 10 minutes before the conference call is scheduled to begin. The pass code for the conference call is "Dollar General." The call will also be broadcast live online at www.dollargeneral.com. A replay of the conference call will be available until 5 p.m. EDT on Tuesday, April 4, online or by calling (334) 323-7226. The pass code for the replay is 37841616.

    Non-GAAP Disclosures

    The return on invested capital, included in a schedule to this release, may be considered a non-GAAP financial measure. Management believes that return on invested capital is useful because it provides investors with additional useful information for evaluating the efficiency of the Company's capital deployed in its operations. This information should not be considered a substitute for any measures derived in accordance with GAAP. The Company has included its calculation of return on invested capital and reconciliation to the most comparable GAAP financial measures in the schedule.

    Forward-Looking Information

    This press release contains forward-looking information, such as the information in the section entitled "2006 Outlook" and expectations regarding the Company's pending Hurricane Katrina insurance claim. The words "believe," "anticipate," "project," "plan," "expect," "estimate," "objective," "forecast," "guidance," "goal," "intend," "will likely result," or "will continue" and similar expressions generally identify forward-looking statements. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements. Factors and risks that may result in actual results differing from such forward-looking information include, but are not limited to:

    -- a deterioration in general economic conditions that may impact consumer spending or the Company's costs of doing business, such as unemployment levels, personal debt levels, business conditions, high fuel and energy costs, inflation, tax rates and interest rates;

    -- changes in demand due to unexpected or unusual weather patterns, economic conditions or other factors;

    -- unusually adverse weather conditions, natural disasters or similar disruptions;

    -- transportation and distribution delays or interruptions both domestically and internationally;

    --  interruptions in suppliers' businesses;

    --  labor shortages in the trucking industry;

    -- customer response to the Company's advertising and promotional efforts that is not in line with the Company's expectations;

    -- the Company's ability to negotiate effectively the cost and purchase of merchandise;

    -- prolonged or repeated price increases of certain raw materials that could affect vendors' product costs;

    -- the Company's inability to pass on incremental pricing changes to its customers;

    --  inventory risks due to shifts in market demand;

    -- unanticipated markdowns due to inventory imbalances or other reasons;

    --  changes in product mix;

    --  the inability to execute operating initiatives;

    -- costs and potential problems and interruptions associated with implementation of new or upgraded systems and technology or with the maintenance or adequate support of existing systems, or the Company's inability to meet its informational technology staffing needs;

    -- higher than expected increases in health, workers' compensation, general liability, property or other insurance costs or unexpected escalations in the Company's loss rates;

    -- seasonality of the Company's business such as a sales shortfall during the fourth quarter;

    -- unanticipated changes in the federal or state minimum wage or living wage requirements or changes in other wage or workplace regulations, as well as the Company's ability to timely comply with those regulations;

    -- changes in federal, state or local regulations governing the sale of the Company's products, particularly
        "over-the-counter" medications or health products, as well as the Company's ability to timely comply with those regulations or to adequately execute a required recall;

    -- excessive costs and delays associated with opening or operating new stores;

    -- excessive costs and delays associated with building, opening or achieving functionality of distribution centers;

    --  competition in the retail industry;

    -- existing or future U.S. military efforts or a significant act of terrorism on U.S. soil or elsewhere;

    --  results of legal proceedings and claims;

    --  the inability to obtain indemnification from foreign vendors;

    -- the loss of key members of the Company's senior management team or certain other key employees, or an inability to attract, retain and motivate qualified employees to keep pace with the Company's expansion schedule;

    -- the inability to effectively and efficiently operate its stores, including the inability to control losses resulting from inventory and cash shrinkage; and

    -- other risk factors described in the Company's most recent Form 10-K, as well as elsewhere in this press release.

    Readers are cautioned not to place undue reliance on forward-looking statements made in this press release, since the statements speak only as of the date of this release. The Company has no obligation, and does not intend, to publicly update or revise any of these forward-looking statements to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events. Readers are advised, however, to consult any further disclosures the Company may make on related subjects in its documents filed with or furnished to the SEC or in its other public disclosures.

    About Dollar General

    Dollar General is a Fortune 500(R) discount retailer, currently with over 8,000 neighborhood stores. Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices. The Company store support center is located in Goodlettsville, Tennessee. Dollar General's Web site can be reached at www.dollargeneral.com.


              DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                      Consolidated Balance Sheets
                        (Dollars in thousands)

                                               February 3, January 28,
                                                  2006        2005
                                               ----------- -----------
                                               (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                    $  200,609  $  232,830
  Short-term investments                            8,850      42,925
  Merchandise inventories                       1,474,414   1,376,537
  Deferred income taxes                            11,912      24,908
  Prepaid expenses and other current assets        67,140      53,702
----------------------------------------------------------------------
  Total current assets                          1,762,925   1,730,902
----------------------------------------------------------------------

Property and equipment, at cost                 2,221,540   1,940,335
Less: accumulated depreciation and
      amortization                              1,029,368     859,497
----------------------------------------------------------------------
Net property and equipment                      1,192,172   1,080,838
----------------------------------------------------------------------
Other assets, net                                  37,090      29,264
----------------------------------------------------------------------
Total assets                                   $2,992,187  $2,841,004
======================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term obligations     $    8,785  $   12,860
  Accounts payable                                508,386     409,327
  Accrued expenses and other                      372,920     333,889
  Income taxes payable                             43,706      69,616
----------------------------------------------------------------------
  Total current liabilities                       933,797     825,692
----------------------------------------------------------------------

Long-term obligations                             269,962     258,462
Deferred income taxes                              67,633      72,385

Shareholders' equity:
  Preferred stock                                       -           -
  Common stock                                    157,840     164,086
  Additional paid-in capital                      462,383     421,600
  Retained earnings                             1,106,165   1,102,457
  Accumulated other comprehensive loss               (794)       (973)
  Other shareholders' equity                       (4,799)     (2,705)
----------------------------------------------------------------------
  Total shareholders' equity                    1,720,795   1,684,465
----------------------------------------------------------------------
Total liabilities and shareholders' equity     $2,992,187  $2,841,004
======================================================================



              DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                   Consolidated Statements of Income
           (Dollars in thousands, except per share amounts)
                              (Unaudited)


                                        For the Years Ended
                                --------------------------------------
                                            % of                % of
                                February 3,  Net    January 28,  Net
                                  2006      Sales     2005      Sales
                                ------------------  ------------------
                                    (53 Weeks)           (52 Weeks)
Net sales                       $8,582,237 100.00%  $7,660,927 100.00%
Cost of goods sold               6,117,413  71.28    5,397,735  70.46
----------------------------------------------------------------------
Gross profit                     2,464,824  28.72    2,263,192  29.54
Selling, general and
 administrative                  1,902,957  22.17    1,706,216  22.27
----------------------------------------------------------------------
Operating profit                   561,867   6.55      556,976   7.27
Interest income                     (9,001) (0.10)      (6,575) (0.09)
Interest expense                    26,226   0.31       28,794   0.38
----------------------------------------------------------------------
Income before income taxes         544,642   6.35      534,757   6.98
Income taxes                       194,487   2.27      190,567   2.49
----------------------------------------------------------------------
Net income                      $  350,155   4.08%  $  344,190   4.49%
======================================================================

Diluted earnings per share      $     1.08          $     1.04
===========================================         ===========
Weighted average diluted shares    324,133             332,068
===========================================         ===========
Dividends per share             $    0.175          $    0.160
===========================================         ===========


                                        For the Quarters Ended
                                --------------------------------------
                                            % of                % of
                                February 3,  Net    January 28,  Net
                                   2006     Sales      2005     Sales
                                ------------------  ------------------
                                    (14 Weeks)          (13 Weeks)
Net sales                       $2,480,504 100.00%  $2,197,538 100.00%
Cost of goods sold               1,749,575  70.53    1,537,561  69.97
----------------------------------------------------------------------
Gross profit                       730,929  29.47      659,977  30.03
Selling, general and
 administrative                    498,665  20.10      439,633  20.01
----------------------------------------------------------------------
Operating profit                   232,264   9.36      220,344  10.03
Interest income                     (2,559) (0.10)      (1,845) (0.08)
Interest expense                     7,593   0.31        7,217   0.33
----------------------------------------------------------------------
Income before income taxes         227,230   9.16      214,972   9.78
Income taxes                        81,958   3.30       81,079   3.69
----------------------------------------------------------------------
Net income                      $  145,272   5.86%  $  133,893   6.09%
======================================================================

Diluted earnings per share      $     0.46          $     0.41
===========================================         ===========
Weighted average diluted shares    317,531             330,402
===========================================         ===========
Dividends per share             $    0.045          $    0.040
===========================================         ===========



              DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                 Consolidated Statements of Cash Flows
                        (Dollars in thousands)
                              (Unaudited)

                                                For the Years Ended
                                             -------------------------
                                              February 3,  January 28,
                                                  2006        2005
                                             ------------ ------------
                                               (53 Weeks)   (52 Weeks)
Cash flows from operating activities:
  Net income                                   $ 350,155    $ 344,190
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Depreciation and amortization                186,824      164,478
    Deferred income taxes                          8,244       25,751
    Tax benefit from stock option exercises        6,457        9,657
    Change in operating assets and liabilities:
      Merchandise inventories                    (97,877)    (219,396)
      Prepaid expenses and other current assets  (13,438)      (3,666)
      Accounts payable                            87,230       22,258
      Accrued expenses and other                  40,376       35,048
      Income taxes                               (26,017)      23,793
      Other                                       13,531      (10,598)
----------------------------------------------------------------------
Net cash provided by operating activities        555,485      391,515
----------------------------------------------------------------------

Cash flows from investing activities:
  Purchases of property and equipment           (284,112)    (288,294)
  Purchases of short-term investments           (132,775)    (221,700)
  Sales of short-term investments                166,850      247,501
  Purchases of long-term investments             (16,995)           -
  Insurance proceeds related to property
   and equipment                                   1,210            -
  Proceeds from sale of property and
   equipment                                       1,419        3,324
----------------------------------------------------------------------
Net cash used in investing activities           (264,403)    (259,169)
----------------------------------------------------------------------

Cash flows from financing activities:
  Borrowings under revolving credit facility     232,200      195,000
  Repayments of borrowings under revolving
   credit facility                              (232,200)    (195,000)
  Issuance of long-term obligations               14,495            -
  Repayments of long-term obligations            (14,310)     (16,417)
  Payment of cash dividends                      (56,183)     (52,682)
  Proceeds from exercise of stock options         29,405       34,128
  Repurchases of common stock                   (297,602)    (209,295)
  Other financing activities                         892       (1,149)
----------------------------------------------------------------------
Net cash used in financing activities           (323,303)    (245,415)
----------------------------------------------------------------------

Net decrease in cash and cash equivalents        (32,221)    (113,069)
Cash and cash equivalents, beginning of year     232,830      345,899
----------------------------------------------------------------------
Cash and cash equivalents, end of year         $ 200,609    $ 232,830
======================================================================

Supplemental cash flow information:
Cash paid during year for:
  Interest                                     $  25,747    $  26,748
  Income taxes                                 $ 205,802    $ 133,100
----------------------------------------------------------------------

Supplemental schedule of noncash investing
 and financing activities:
Purchases of property and equipment awaiting
 processing for payment, included in
 Accounts payable                              $  24,750    $  12,921
Purchases of property and equipment under
 capital lease obligations                     $   7,197    $   5,722
----------------------------------------------------------------------



              DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                    Selected Additional Information
                              (Unaudited)


                              Net Sales by Category (in thousands)
                          --------------------------------------------

                                         Quarters Ended
                          --------------------------------------------
                           February 3,     January 28,          %
                              2006            2005            Change
                          --------------  --------------   -----------
                            (14 Weeks)     (13 Weeks)
Highly consumable        $    1,527,951  $    1,292,227          18.2%
Seasonal                        486,235         453,825           7.1
Home products                   269,333         253,323           6.3
Basic clothing                  196,985         198,163          (0.6)
                          --------------  --------------   -----------
 Total sales             $    2,480,504  $    2,197,538          12.9%
                          ==============  ==============   ===========


                                           Years Ended
                          --------------------------------------------
                           February 3,     January 28,          %
                              2006            2005            Change
                          --------------  --------------   -----------
                           (53 Weeks)      (52 Weeks)
Highly consumable        $    5,606,466  $    4,825,051          16.2%
Seasonal                      1,348,769       1,263,991           6.7
Home products                   907,826         879,476           3.2
Basic clothing                  719,176         692,409           3.9
                          --------------  --------------   -----------
 Total sales             $    8,582,237  $    7,660,927          12.0%
                          ==============  ==============   ===========


                                          New Store Activity
                                          ------------------

                                              Years Ended
                                   ---------------------------------
                                    February 3,         January 28,
                                      2006                 2005
                                   ------------        -------------

Beginning store count                    7,320                6,700
New store openings                         734                  722
Store closings                             125 (1)              102
Net new stores                             609                  620
Ending store count                       7,929                7,320
Total selling square footage (000's)    54,753               50,015

(1) Includes 41 stores closed for an extended time period due to hurricane damage.



                                 Customer Transaction Data
                                 -------------------------

                           Quarters Ended            Years Ended
                       ----------------------- -----------------------
                       February 3, January 28, February 3, January 28,
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------
                        (14 Weeks)  (13 Weeks)  (53 Weeks)  (52 Weeks)
Percentage change in
 same-store customer
 transactions(1)            (3.4%)     +2.0%       (1.3%)      +2.7%
Average customer purchase
 (total stores)            $9.53      $9.26       $9.03       $8.64


(1) Same-store transactions based on comparable 14 and 53 weeks.




              DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                           Financial Metrics
                              (Unaudited)
          Return on Invested Capital - A Non-GAAP Measure(a)
          --------------------------------------------------

                                                 For the Years Ended
                                               -----------------------
                                               February 3, January 28,
(Dollars in thousands)                            2006        2005
                                               ----------- -----------
                                                (53 Weeks)  (52 Weeks)

Net income                                     $  350,155  $  344,190
Add:
   Interest expense, net                           17,225      22,219
   Rent expense                                   295,062     253,364
   Tax effect of interest and rent               (111,515)    (98,207)
                                               ----------- -----------
   Interest and rent, net of tax                  200,772     177,376
                                               ----------- -----------

Return, net of tax                             $  550,927  $  521,566
                                               ----------- -----------

Average Invested Capital:
   Average long-term obligations (b)           $  287,113  $  288,539
   Shareholders' equity (c)                     1,679,066   1,555,070
   Average rent x 8 (d)                         2,193,704   1,884,268
                                               ----------- -----------
   Invested capital                            $4,159,883  $3,727,877
                                               =========== ===========

Return on invested capital                           13.2%       14.0%
                                               =========== ===========

(a) The Company believes that the most directly comparable ratio calculated solely using GAAP measures is the ratio of net income to the sum of average long-term obligations, including current portion, and average shareholders' equity. This ratio was 17.8% and 18.7% for fiscal 2005 and 2004, respectively.

(b) Average long-term obligations is equal to the average long-term obligations, including current portion, measured at the end of each of the last five fiscal quarters.

(c) Average shareholders' equity is equal to the average shareholders' equity measured at the end of each of the last five fiscal quarters.

(d) Average rent expense is computed using a rolling two-year period. Average rent expense is multiplied by a factor of eight to capitalize operating leases in the determination of pretax invested capital. This is a conventional methodology utilized by credit rating agencies and investment bankers.



                          Return on Assets
                          ----------------

                                                 For the Years Ended
                                               -----------------------
                                               February 3, January 28,
(Dollars in thousands)                            2006        2005
                                               ----------- -----------
                                                (53 Weeks)  (52 Weeks)

Net income                                     $  350,155  $  344,190
                                               ----------- -----------

Average assets(a)                              $2,901,775  $2,704,827

Return on assets                                     12.1%       12.7%
                                               =========== ===========

(a) Average assets is equal to the average total assets measured at the end of each of the last five fiscal quarters.


    CONTACT: Dollar General Corporation
             Investor Contact:
             Emma Jo Kauffman, 615-855-5525
             or
             Media Contact:
             Tawn Earnest, 615-855-5209